FEE APPORTIONMENT AGREEMENT

THIS APPORTIONMENT AGREEMENT (the "Agreement") is made as of July 1, 2016 by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the "Company"), on behalf of the Tributary Small Company Fund, the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Income Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Short-Intermediate Bond Fund (each, a "Fund" and collectively, the "Funds"), (2) Tributary Capital Management, LLC, a Colorado limited liability company ("Tributary"), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers ("FNFA," together with Tributary and the Funds, the "Parties").

RECITALS

A. Wells Fargo Advisors, LLC, a Delaware limited liability company that is a registered broker-dealer, and First Clearing, LLC, a Delaware limited liability company that is a registered broker-dealer (collectively, "WFA") and the Company are parties to a Selling Agreement, Omnibus Agreement, Networking Agreement Addendum, and Supplement to Dealer Sales Agreement dated July 1, 2016 ("Services Agreements"), under which WFA provides certain services ("Services") to each of the Funds in connection with WFA's customers purchase of shares of the Funds (such shares owned by WFA customers, the "Shares") through WFA's platform.

B. In exchange for WFA's performance of the Services, the Company and Tributary, as provided in the Services Agreements, have agreed to pay WFA the following fees in exchange for WFA's continuing due diligence, training, operations and systems support, and marketing to Clearing Firm or its designated agent the following fees in exchange for Clearing Firm's continuing training, operations and systems support, and marketing provided to Correspondent Firms: as of July 1, 2016 (i) an annual fee of 0.13% (13 basis points), payable quarterly, on total assets under management for any Fund or Funds held by WFA's customers or (ii) $25,000 for after the first 12 months active on the platform, $37,500 after 24 months active on the platform, and $50,000 for each and every year after 36 months, whichever is greater. In addition, Tributary will pay a $16 per account charge if the account is held in omnibus, $12 per account if held network level three or $6 per account charge if held network level four.

C. Tributary serves as investment adviser to the Funds, FNFA serves as sub-advisor to Tributary with respect to the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Income Fund, the Tributary Nebraska Tax-Free Fund and the Tributary Short-Intermediate Bond Fund (the "FNFA sub-advised Funds"); and Northern Lights Distributors, LLC (the "Distributor"), serves as distributor for the Funds.

D  The Funds and Tributary wish to set forth the apportionment of the Fee each party shall be responsible to pay WFA under the Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Method of Fee Payment to WFA. WFA will only purchase the Institutional Plus class of shares under these agreements, therefore the Fee owed to WFA for the Institutional Plus Class of Funds will be paid entirely by Tributary.

2. Apportionment of Fee Between the Funds and Tributary. The Parties agree that so long as only the Institutional Plus Class of shares are to be purchased, Tributary will pay the entire Fee.

3. Apportionment of Tributary Portion. For so long as Tributary is obligated to pay the Fee and FNFA is the sub adviser for the FNFA sub-advised funds, FNFA will reimburse Tributary for one-half of the Fee attributable to the FNFA sub-advised funds.

4. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5. Amendments. This Agreement may be amended by the written agreement of the parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed under the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer